Exhibit 5

Latham & Watkins Letterhead

    October 10, 2001

NIKE, Inc.
One Bowerman Drive
Beaverton, Oregon 97005-6453

    Re:  Shelf Registration of $1,000,000,000 Aggregate Initial Offering Price of Debt Securities

Ladies and Gentlemen:

    In connection with the registration statement on Form S-3 (the "Registration Statement") expected to be filed on October 10, 2001 by NIKE, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), you have requested our opinion with respect to the matters set forth below.

    You have provided us with a draft of the Registration Statement in the form in which it will be filed, which includes the prospectus (the "Prospectus"). The Prospectus provides that it will be supplemented in the future by one or more supplements to the Prospectus (each a "Prospectus Supplement"). The Prospectus as supplemented by various Prospectus Supplements will provide for the sale by the Company of up to $1,000,000,000 aggregate initial offering price of debt securities in one or more series at an aggregate initial offering price of up to $1,000,000,000 plus any additional debt securities that may be registered pursuant to any subsequent registration statements that the Company may hereafter file with the Commission pursuant to Rule 462(b) under the Securities Act (the "Debt Securities"). The Debt Securities will be issued pursuant to an indenture between the Company and Bank One Trust Company, National Association (successor in interest to The First National Bank of Chicago) (the "Trustee") dated as of December 13, 1996, as supplemented to date and as may be further supplemented from time to time (the "Indenture").

    In our capacity as your special counsel in connection with such registration, we are generally familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Debt Securities. For the purposes of this opinion, have assumed such proceedings will be timely and properly completed, in accordance with all requirements of applicable federal and state laws, in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

    In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

    We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within the State of New York.

    Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof: (a) when Debt Securities have been duly established in accordance with the terms of the Indenture, duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms and provisions of the Indenture and as contemplated by the Registration Statement, the Prospectus and the related Prospectus

NIKE, Inc.
October 10, 2001

Supplement(s); (b) when the Registration Statement and any required post-effective amendment thereto have become effective under the Securities Act; (c) assuming that the terms of the Debt Securities as executed and delivered are as described in the Registration Statement, the Prospectus and the related Prospectus Supplement(s); (d) assuming that the Debt Securities as executed and delivered do not violate any law applicable to the Company or result in a default under or breach of any agreement or instrument binding upon the Company; (e) assuming that the Debt Securities as executed and delivered comply with all requirements and restrictions, if any, applicable to the Company, whether imposed by any court or governmental or regulatory body having jurisdiction over the Company; and (f) assuming that the Debt Securities are then issued and sold as contemplated in the Registration Statement, the Prospectus and the related Prospectus Supplement(s), the Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

    The opinion rendered in the paragraph above relating to the enforceability of the Debt Securities is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.4 of the Indenture; and (v) we express no opinion with respect to whether acceleration of the Debt Securities may affect the collectibility of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

    We assume for purposes of this opinion that (i) the Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Oregon, and has the corporate power and authority to issue and sell the Debt Securities; (ii) the Debt Securities have been duly authorized by all necessary corporate action by the Company; (iii) the Indenture has been duly authorized by all necessary corporate action by the Company, has been duly executed and delivered by the Company and constitutes the legally valid, binding and enforceable obligation of the Company enforceable against the Company in accordance with its terms; (iv) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (v) the Trustee is duly qualified to engage in the activities contemplated by the Indenture; (vi) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; (vii) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and (viii) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

    We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the Prospectus included therein.

Very truly yours,
/s/ Latham & Watkins